Exhibit 99.1

NEWS RELEASE

For Release:  Immediately

Contact:   Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES REPORTS Q2 RESULTS

Calhoun, Georgia, July 25, 2018 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2018 second quarter net earnings of $197 million and diluted earnings per share (EPS) of $2.62. Adjusted net earnings were $263 million and EPS was $3.51, excluding restructuring, acquisition and other charges, a 6% decrease from last year. Net sales for the second quarter of 2018 were $2.6 billion, up 5% in the quarter and 3% on a constant currency basis. For the second quarter of 2017, net sales were $2.5 billion, net earnings were $261 million and EPS was $3.48; adjusted net earnings were $278 million and EPS was $3.72, excluding restructuring, acquisition and other charges.
For the six months ending June 30, 2018, net earnings and EPS were $405 million and $5.41, respectively. Net earnings excluding restructuring, acquisition and other charges were $488 million and EPS was $6.52, an increase over the 2017 six-month period adjusted EPS. For the 2018 six-month period, net sales were $5.0 billion, an increase of 7% versus prior year as reported or 3% on a constant currency and legacy basis. For the six-month period ending July 1, 2017, net sales were $4.7 billion, net earnings were $461 million and EPS was $6.17; excluding restructuring, acquisition and other charges, net earnings and EPS were $482 million and $6.44.
Commenting on Mohawk Industries’ second quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our results fell short of our expectations, and we are taking actions to improve the performance of our U.S. businesses. With the overall economy, our results were negatively impacted by input inflation, higher transportation costs, a stronger dollar and a tight labor market. We were also affected by changing product mix, timing of price increases, lower production units, start-up of new projects and the delayed Godfrey Hirst closing. To address these, we are raising prices, expanding in growing channels and participating in new products and geographies. In the U.S. market, we are increasing our LVT production and sourcing, as LVT continues gaining market share.
“Our businesses outside North America showed significant improvement and our results improved more without start-up costs and expired patents. Although the economy in Europe slowed somewhat, the results in most of our non-U.S. businesses improved substantially with LVT, Russian ceramic, wood panels and insulation leading the growth. As the dollar strengthened during the period, the Euro fell from $1.24 to $1.16, reducing our translated results in U.S. dollars.
“Our company and industry are absorbing significant inflation. This year, we have had two carpet price increases and recently followed those with a third increase to offset additional material and freight inflation. We are taking pricing actions in most product categories impacted by inflation, including our higher value ceramic products.
“During the quarter, our new expansion projects had start-up expenses of $15 million as we continued investing to broaden our product offering and geographic penetration. These investments will enhance our sales and profitability, with most of the impact occurring in 2019 and beyond.
“For the quarter, our Global Ceramic Segment sales increased 3% as reported and 2% on a constant currency basis. Operating margin was approximately 15% both as reported and on an adjusted basis, declining year over year due to inflation, product mix and start-up costs. During the period, our North American ceramic volume improved with our average price weakening from growth in lower value products and channels. To increase our share of the ceramic market, we are delivering innovative products, enhancing our service and increasing our participation in the home center, builder and commercial channels. Our U.S. countertop growth is accelerating, and construction on our quartz countertop plant in Tennessee is on schedule, with production slated to begin by the end of this year. In Mexico, our sales increased as the quarter progressed, outpacing the market. We have doubled production at our Salamanca plant and introduced larger sizes to the market. European ceramic sales slowed slightly with the economy, while margins increased from improved price and mix and higher productivity. As we expand our Polish factory, we are preparing to realign manufacturing among our European plants to optimize our assets and improve our offering. Our Russian ceramic sales and margins remain strong, and we are expanding our porcelain floor and wall tile capacity.
“During the quarter, our Flooring North America Segment’s sales increased 2%. The segment’s operating margin was 9.5% as reported and 10% on an adjusted basis, absorbing inflation, lower than expected production and start-up costs. The realization of our price increases was later and our product mix declined more than we anticipated. As our raw materials and freight costs continue to escalate, we announced another price increase to recover. Our LVT sales in the period grew less than we forecast due to a delay in shipments of our sourced products. We anticipate a significant increase in LVT sales as our new U.S. production ramps up and the supply of sourced products increases in the third period. Our residential carpet improved led by the builder, multi-family and Main Street channels. Our new introductions in SmartStrand Silk Reserve, Air.O unified soft flooring and our luxury Karastan collections gained momentum in the market. Our new RevWood collections with water proof technology are growing rapidly in the retail and builder channels as an alternative to hardwood. Our commercial hard surface collections showed stronger growth, and our commercial carpet bookings strengthened as we progressed through the period.
“For the quarter, our Flooring Rest of the World Segment’s sales increased 16% as reported and 8% on a constant currency basis. The segment’s operating income increased 16%, as reported, with an adjusted operating margin of 17%, as a result of improved price, product mix and productivity, offsetting inflation, start-up costs and expired patents. Our LVT sales were up dramatically and will increase more with our manufacturing expansion. Until now, we have been producing flexible LVT, and we have completed the initial production on rigid LVT, which will be launching in the third quarter. Our new premium laminate products utilizing unique technologies and water resistance are taking share and improving our mix. In

Russia, we are introducing our latest European technology with our new laminate plant expansion. We are using our European sheet vinyl to build demand for our new Russian plant, which should start up by the end of this year. Our new carpet tile plant in Belgium is ramping up to penetrate the European commercial flooring market. Our wood panels and insulation products grew significantly from our manufacturing investments, better material supply and stronger market conditions. We completed the Godfrey Hirst acquisition on July 2, a month later than we had anticipated, and we are implementing strategies to become a total flooring provider in Australia and New Zealand as we have in the U.S.
“We are taking a comprehensive approach to improve our performance and profitability in the U.S. Our initiatives to improve pricing, increase sales in growing channels and reduce cost will benefit the remainder of the year. Given the impact of inflation, timing of price increases and other challenges, we do not anticipate that our actions in the U.S. will offset the pressures we are facing before next year. We expect continued strength in Europe and Russia, where inflation and shifting product preferences are less intense than in the U.S. Around the globe, we are entering new products and geographies as well as expanding constrained categories. Having closed Godfrey Hirst, we are already enhancing the largest flooring provider in Australia and New Zealand. In the U.S., we are investing in growing categories such as LVT and quartz countertops. If the recently announced Chinese tariffs are implemented, they will enhance our U.S. market position and results. Taking all of this into account, our EPS guidance for the third quarter is $3.54 to $3.64, excluding any one-time charges.
“We are passing through inflation, optimizing our new expansions and maximizing our LVT position to increase our profitability. Our talented organization, innovative products and strong balance sheet provide long-term advantages, and we continue to pursue acquisitions that bolt on or add new dimensions to expand the value of our company.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Thursday, July 26, 2018, at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 1166308. A replay will be available until August 25, 2018, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 1166308.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Consolidated Statement of Operations Data	Quarter Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net sales	$2,577,014	2,453,038	4,989,216	4,673,683
Cost of sales	1,810,459	1,673,902	3,517,969	3,214,194
Gross profit	766,555	779,136	1,471,247	1,459,489
Selling, general and administrative expenses	440,248	423,311	876,541	828,880
Operating income	326,307	355,825	594,706	630,609
Interest expense	7,863	8,393	15,391	16,595
Other expense (income), net	2,090	3,002	6,088	170
Earnings before income taxes	316,354	344,430	573,227	613,844
Income tax expense	118,809	82,682	166,441	151,040
Net earnings including noncontrolling interest	197,545	261,748	406,786	462,804
Net income attributable to noncontrolling interest	959	1,067	1,434	1,569
Net earnings attributable to Mohawk Industries, Inc.	$196,586	260,681	405,352	461,235

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$2.64	3.51	5.44	6.21
Weighted-average common shares outstanding - basic	74,597	74,327	74,525	74,269

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$2.62	3.48	5.41	6.17
Weighted-average common shares outstanding - diluted	74,937	74,801	74,928	74,773

Other Financial Information
(Amounts in thousands)
Depreciation and amortization	$127,048	109,762	249,702	214,785
Capital expenditures	$247,418	224,153	498,354	425,423

Consolidated Balance Sheet Data
(Amounts in thousands)
	June 30, 2018	July 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$518,226	130,238
Receivables, net	1,737,935	1,639,614
Inventories	2,061,204	1,865,941
Prepaid expenses and other current assets	456,315	374,930
Total current assets	4,773,680	4,010,723
Property, plant and equipment, net	4,421,073	3,892,251
Goodwill	2,447,046	2,417,058
Intangible assets, net	858,532	878,301
Deferred income taxes and other non-current assets	393,708	391,158
Total assets	$12,894,039	11,589,491
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and commercial paper	$1,146,511	1,754,077
Accounts payable and accrued expenses	1,589,561	1,466,658
Total current liabilities	2,736,072	3,220,735
Long-term debt, less current portion	1,884,023	1,174,440
Deferred income taxes and other long-term liabilities	870,467	713,110
Total liabilities	5,490,562	5,108,285
Redeemable noncontrolling interest	30,043	26,713
Total stockholders' equity	7,373,434	6,454,493
Total liabilities and stockholders' equity	$12,894,039	11,589,491

Segment Information	Quarter Ended		As of or for the Six Months Ended
(Amounts in thousands)	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net sales:
Global Ceramic	$929,297	902,670	$1,805,845	1,687,639
Flooring NA	1,057,570	1,040,299	2,007,928	1,979,795
Flooring ROW	590,147	510,069	1,175,443	1,006,249
Intersegment sales	—	—	—	—
Consolidated net sales	$2,577,014	2,453,038	$4,989,216	4,673,683

Operating income (loss):
Global Ceramic	$134,760	152,557	$248,177	268,593
Flooring NA	100,662	127,482	175,410	219,624
Flooring ROW	100,166	86,052	189,226	162,147
Corporate and intersegment eliminations	(9,281)	(10,266)	(18,107)	(19,755)
Consolidated operating income	$326,307	355,825	$594,706	630,609

Assets:
Global Ceramic			$4,974,791	4,736,068
Flooring NA			3,927,190	3,625,350
Flooring ROW			3,701,419	2,984,716
Corporate and intersegment eliminations			290,639	243,357
Consolidated assets			$12,894,039	11,589,491

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Quarter Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net earnings attributable to Mohawk Industries, Inc.	$196,586	260,681	405,352	461,235
Adjusting items:
Restructuring, acquisition and integration-related and other costs	16,042	15,878	38,146	19,856
Acquisitions purchase accounting, including inventory step-up	194	9,571	1,548	9,763
Release of indemnification asset	—	—	1,749	—
Income taxes - reversal of uncertain tax position	—	—	(1,749)	—
Income taxes	50,106	(7,677)	43,166	(9,091)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$262,928	278,453	488,212	481,763
Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.51	3.72	6.52	6.44
Weighted-average common shares outstanding - diluted	74,937	74,801	74,928	74,773

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
June 30, 2018
Current portion of long-term debt and commercial paper	$1,146,511
Long-term debt, less current portion	1,884,023
Less: Cash and cash equivalents	518,226
Net Debt	$2,512,308

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Quarters Ended				Months Ended
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	June 30, 2018
Operating income	$380,098	343,466	268,399	326,307	1,318,270
Other (expense) income	(1,285)	(3,750)	(3,998)	(2,090)	(11,123)
Net (income) loss attributable to noncontrolling interest	(997)	(488)	(475)	(959)	(2,919)
Depreciation and amortization	113,515	118,372	122,654	127,048	481,589
EBITDA	491,331	457,600	386,580	450,306	1,785,817
Restructuring, acquisition and integration-related and other costs	13,853	15,231	22,104	16,042	67,230
Acquisitions purchase accounting, including inventory step-up	3,551	—	1,354	194	5,099
Release of indemnification asset	—	4,459	1,749	—	6,208
Adjusted EBITDA	$508,735	477,290	411,787	466,542	1,864,354

Net Debt to Adjusted EBITDA					1.3

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate Excluding Acquisition Volume
(Amounts in thousands)
	Quarter Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$2,577,014	2,453,038	4,989,216	4,673,683
Adjustment to net sales on a constant exchange rate	(48,326)	—	(147,158)	—
Net sales on a constant exchange rate	2,528,688	2,453,038	4,842,058	4,673,683
Less: impact of acquisition volume	(1,239)	—	(46,515)	—
Net sales on a constant exchange rate excluding acquisition volume	$2,527,449	2,453,038	4,795,543	4,673,683

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate Excluding Acquisition Volume
(Amounts in thousands)
	Quarter Ended
Global Ceramic	June 30, 2018	July 1, 2017
Net sales	$929,297	902,670
Adjustment to segment net sales on a constant exchange rate	(10,986)	—
Segment net sales on a constant exchange rate	918,311	902,670
Less: impact of acquisition volume	(1,239)	—
Segment net sales on a constant exchange rate excluding acquisition volume	$917,072	902,670

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Quarter Ended
Flooring ROW	June 30, 2018	July 1, 2017
Net sales	$590,147	510,069
Adjustment to segment net sales on a constant exchange rate	(37,340)	—
Segment net sales on a constant exchange rate	$552,807	510,069

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Quarter Ended
	June 30, 2018	July 1, 2017
Gross Profit	$766,555	779,136
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	12,018	13,028
Acquisitions purchase accounting, including inventory step-up	194	9,571
Adjusted gross profit	$778,767	801,735

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Quarter Ended
	June 30, 2018	July 1, 2017
Selling, general and administrative expenses	$440,248	423,311
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(4,024)	(2,850)
Adjusted selling, general and administrative expenses	$436,224	420,461

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Quarter Ended
	June 30, 2018	July 1, 2017
Operating income	$326,307	355,825
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	16,042	15,878
Acquisitions purchase accounting, including inventory step-up	194	9,571
Adjusted operating income	$342,543	381,274

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Quarter Ended
Global Ceramic	June 30, 2018	July 1, 2017
Operating income	$134,760	152,557
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	5,408	1,305
Acquisitions purchase accounting, including inventory step-up	—	9,571
Adjusted segment operating income	$140,168	163,433

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Quarter Ended
Flooring NA	June 30, 2018	July 1, 2017
Operating income	$100,662	127,482
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	8,881	12,196
Adjusted segment operating income	$109,543	139,678

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Quarter Ended
Flooring ROW	June 30, 2018	July 1, 2017
Operating income	$100,166	86,052
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,338	2,170
Acquisitions purchase accounting, including inventory step-up	194	—
Adjusted segment operating income	$101,698	88,222

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Quarter Ended
	June 30, 2018	July 1, 2017
Earnings before income taxes	$316,354	344,430
Noncontrolling interests	(959)	(1,067)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related & other costs	16,042	15,878
Acquisitions purchase accounting, including inventory step-up	194	9,571
Adjusted earnings including noncontrolling interests before income taxes	$331,631	368,812

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Quarter Ended
	June 30, 2018	July 1, 2017
Income tax expense	$118,809	82,682
Income tax effect of adjusting items	(50,106)	7,677
Adjusted income tax expense	$68,703	90,359

Adjusted income tax rate	20.7%	24.5%

The Company supplements its consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.